Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-204000), Form S-8 (No 333-201200) and Form S-3 (No. 333-193654) of Media General, Inc. of our report dated March 3, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments described in Note 19, as to which the date is June 13, 2014, relating to the financial statements of LIN Television Corporation, which appears in this Current Report on 8-K of Media General, Inc.

/s/ PricewaterhouseCoopers LLP

Hartford, CT

November 5, 2015